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                                                              July 18, 1997


Michael A. Lubin
767 Third Avenue
New York, N.Y.  10017

Dear Mike:

             This letter (this "Letter Agreement") will confirm the understanding between you and Lubin Delano & Company ("Lubin Delano"), on the one hand and Salant Corporation, a Delaware corporation (together with all of its subsidiaries and affiliates, "Salant") on the other hand, concerning your separation of employment with Salant. Salant and you have mutually agreed as follows:

             1. Cancellation of Employment, Employment Agreement and Stock Options. Subject to the Effective Date (as defined below), your employment with Salant will end on July 31, 1997 (the "Separation Date"). As of the Separation Date (i) the Employment Agreement dated February 11, 1997 (the "Employment Agreement"), (ii) the Salant Corporation 1993 Stock Plan Nonstatutory Employee Stock Option Agreement dated October 10, 1995 and, to the extent not therefore exercised, all options thereunder, and (iii) the Letter Agreement dated December 1, 1995 between Salant and Lubin Delano (the "Lubin Delano Agreement") shall each be considered null and void. At 6:00 P.M. eastern standard time, on December 31, 1997, the Salant Corporation 1993 Stock Plan Nonstatutory Employee Stock Option Agreement dated February 11, 1997 and all options thereunder (the "1997 Options"), to the extent not therefore exercised, shall be considered null and void.

             2. Effective Date. The term "Effective Date" means the date that Salant receives this Letter Agreement executed by you and you have not revoked this Letter Agreement pursuant to Paragraph 16 herein. In the event that (i) you fail to sign and return this Letter Agreement on or prior to August 15, 1997 or
(ii) you revoke the Letter Agreement pursuant to Paragraph 16 herein, the Effective Date and this Letter Agreement shall be null and void.

             3. Monetary Obligations. Subject to the Effective Date and your continued performance and compliance with the terms of this Letter Agreement (i) Salant shall continue to pay you your salary in effect on the date hereof and pay Lubin Delano its consulting fee pursuant to the Lubin Delano Agreement, in each case until July 31, 1997 and (ii) on the Effective Date Salant shall pay to Lubin Delano a one-time lump sum payment of $368,149. Salant shall reimburse Lubin Delano within ten (10) business days following submission thereof for actual business expenses incurred by you or it on or prior to July 31, 1997 in connection with the performance by you or Lubin Delano of services for Salant in an amount not to exceed $_______. Until April 30, 1998 you agree to make yourself available to Salant by phone for consultation from time to time.

             4. Non-Disclosure and Covenant Not to Compete. (a) Both you and Lubin Delano agree not to communicate with any person or entity, including without limitation, any of Salant's creditors, customers, suppliers, licensors, licensees or employees or any member of the press, about any proprietary or confidential aspect of the business, prospects, operations or financial condition of Salant, unless such communication is (i) authorized in writing by the Board of Directors of Salant or any successor to Salant, or (ii) legally required in the written opinion of counsel; provided that in the event you or Lubin Delano are so required to disclose such confidential information, you or Lubin Delano as the case may be, will give Salant at least ten (10) days' notice (or shorter, but prompt, notice to the extent you are required to respond to legal process in fewer than ten (10) days) prior to any disclosure of confidential information, setting forth the reasons for the disclosure of the confidential information, and you will not oppose any appropriate protective order sought by Salant. Notwithstanding anything contained herein to the contrary, you and Lubin Delano understand that Salant may be legally required to disclose the existence and terms of this Letter Agreement.

             (b) You covenant and agree that if at any time while the 1997 Options remain outstanding, you or Lubin Delano engage or take part in, whether as owner, principal, agent, partner, officer, employee, independent contractor, consultant, shareholder, licensor or otherwise, alone or in association with any other person, either directly or indirectly, carry on, render services to or own, share in the earnings of, or invest in the stocks, convertible bonds or other convertible securities of, or be interested in any way in any business competing with the businesses of Salant or its subsidiaries, as in existence on the date hereof, without the written consent of the Board of Directors of Salant (other than a passive investment in a business which is competitive with or similar to any of the businesses of Salant if the investment is in securities which are listed on a national securities exchange or NASDAQ and the investment in any class of securities does not exceed 2% of the outstanding shares of such class or 2% of the aggregate outstanding principal amount of such class, as the case may be) the 1997 Options shall immediately be considered null and void. In addition, until April 30, 1998, you covenant and agree that you will not, directly or indirectly, (i) hire any person who is employed by Salant as of July 1, 1997 whose annual compensation on such date is equal to or greater than $100,000 or (ii) solicit, induce, entice or hire any such person to leave the employment of Salant.

             5. Future Employment. You agree that you will neither seek nor accept employment with Salant or any other company affiliated with Salant at any time in the future. You understand and agree that by entering into this Agreement, you waive the right to reinstatement of employment with Salant.

             6. Proprietary Documents. All written materials, records and documents made by you or coming into your possession during your employment by Salant concerning the business or affairs of Salant are the sole property of Salant and, prior to the Separation Date, you shall deliver the same to Salant.

             7. Company Property. You agree that prior to the Separation Date you will return any and all of
Salant's credit cards, cars, keys, office equipment, computers and any and all other property of Salant.

             8. Cooperation. You hereby agree that, at the request of Salant, from time to time, on a reasonable basis, you will be available to Salant, its counsel and accountants to discuss any aspects of Salant's businesses, prospects, operations or financial condition with which you are familiar. Salant agrees to reimburse you for all out-of-pocket expenses reasonably incurred by you in connection with any activities you undertake at Salant's request.

             9. Further Actions. From and after the date of this Letter Agreement, you and Lubin Delano, on the one hand, and Salant, on the other hand, shall, at the other party's request , execute and deliver all documents and instruments and take such other action as the other party may reasonably request in order to effect the transactions contemplated by this Letter Agreement. Each of Salant and Lubin Delano represents and warrants that this Letter Agreement has been duly and validly authorized, executed and delivered by it, and constitutes a valid and binding obligation of each of Salant and Lubin Delano enforceable in accordance with its terms.

             10. Releases. (a) Effective as of the date hereof, but excluding any liabilities or obligations of Salant arising under this Letter Agreement, you hereby, on behalf of yourself, your heirs, administrators, executors, forever release and discharge Salant and all other affiliates, divisions, subsidiaries and each of their predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, and all persons acting by, through, under or in concert with any of them (collectively referred to in this Paragraph 10 as "Salant") from any and all charges, claims, demands, judgments, actions, causes of action, damages, expenses, costs, attorneys' fees, and liabilities of any kind whatsoever, whether known or unknown, vested or contingent, in law, equity or otherwise (collectively referred to as "Causes of Action"), which you ever had, now have, or may hereafter have against Salant for or on account of any matter, cause or thing whatsoever which has occurred at any time up to the date of this Letter Agreement, including without limitation of the generality of the foregoing, any and all rights or claims which are related to your employment and separation from employment by Salant, and any and all rights or claims which you have or may have under any law, rule or regulation, including without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Employee Retirement Income Security Act, as amended; 42 U.S.C. '1981, as amended; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act of 1993; or other state or municipal statutes or ordinances which regulate employment; and the laws of contracts, torts, including but not limited to intentional infliction of emotional distress, and other subjects. The release set forth herein is in consideration of the receipt of the sum stated herein which you acknowledge is in addition to anything of value to which you are otherwise entitled. Nothing in this Letter Agreement shall be deemed an admission of liability by Salant relating in any way to your employment by Salant, the terms of your separation, or the obligations of Salant with respect to any of the foregoing. Notwithstanding the foregoing, nothing in this Letter Agreement shall be deemed to affect in any way (i) your or Lubin Delano's right to seek indemnification or contribution from Salant in the event you or Lubin Delano are hereafter the subject of any third-party claim or derivative claim on behalf of Salant arising out of or relating to any act or omission by you or Lubin Delano during the course of your employment by Salant or Lubin Delano's engagement by Salant, to the extent such right would have otherwise existed or
(ii) any rights or assets which you may have with respect to pension, 401(K) plan or other qualified plan under the Employment Retirement Income Security Act of 1974 or under the Comprehensive Budget Reconciliation Act of 1985.

             (b) Effective as of the date hereof, but excluding any of your liabilities or obligations arising under this Letter Agreement, Salant, on behalf of itself, its affiliates, and subsidiaries and their respective successors and assigns, forever releases and discharges you, and your respective heirs, administrators, executors, relatives, affiliates, subsidiaries, predecessors, successors, assigns, representatives, attorneys, and all persons acting by, through, under or in concert with any of them (collectively referred to in the paragraph 10(b) as "you") from any and all Causes of Action, which Salant or any one or more of them ever had, now has, or may hereafter have against you for or on account of any matter, cause or thing whatsoever which has occurred at any time up to the date of this Letter Agreement, including without limitation of the generality of the foregoing, any and all rights or claims which are related to your employment and separation from employment from Salant, and any and all rights or claims which Salant or any of the foregoing persons has or may have under any law, rule or regulation, state or municipal statutes or ordinances, and the laws of contracts, torts and other subjects. The release set forth herein is in consideration of the execution and delivery of this Letter Agreement by you which Salant acknowledges is in addition to anything of value to which it is otherwise entitled. Nothing in this Letter Agreement shall be deemed an admission of liability by you or any of the foregoing persons relating in any way to your relationship with Salant, the terms of your separation, or your obligations that you or any of the foregoing persons with respect to any of the foregoing. Notwithstanding anything contained herein to the contrary, you are not released and Salant reserves its rights in law, equity or otherwise, from any and all Causes of Action which are a result of or predicted on conduct described in Section 2(b) of the Employment Agreement.

             11. Entire Agreement; Amendments. This Letter Agreement embodies the entire agreement and understanding between you and Salant and supersedes all prior agreements and understandings relating to the subject matter hereof. No amendment, waiver, modification or discharge of any of the terms of this Letter Agreement shall be valid unless in writing and signed by the party against which enforcement is sought.

             12. Successors and Assigns. This Letter Agreement shall be binding upon and inure to the benefit of the successors, assigns, representatives, affiliates, parents, subsidiaries, heirs, executors and administrators of the parties hereto and their officers, directors, stockholders, employees, servants and agents.

             13. Governing Law; Submission to Jurisdiction. The validity, performance and enforcement of this Letter Agreement shall be governed by the internal laws of the State of New York. For purposes of any action or proceeding involving this Agreement, you, Lubin Delano and Salant hereby expressly submit to the jurisdiction of all federal and state courts of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Letter Agreement and consent to service of any process or papers by registered mail or by personal service within or without the State of New York.

             14. Headings. The headings of the various sections hereof are for convenience of reference only and will not modify any of the terms or provisions of this Letter Agreement.

             15. Method of Notice. All notices or other communications required to be given pursuant to this Letter Agreement shall be in writing and shall be mailed, by registered or certified mail, return receipt requested, and shall be addressed as follows:

                  a)  if to Salant:
                  Salant Corporation
                  1114 Avenue of the Americas
                  New York, New York  10036
                  Attn:  Todd M. Kahn
                         Vice President and General Counsel

                  b)  if to Michael A. Lubin or Lubin Delano
                  Michael A. Lubin
                  c/o Lubin, Delano & Company
                  767 Third Avenue
                   New York, N.Y.  10017

Any party may, from time to time, change its address for future notices and other communications hereunder by giving notice in the manner described herein to the other party hereto.

             16. Revocation Period. YOU UNDERSTAND THAT YOU HAVE TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER AND SIGN THIS AGREEMENT AND THAT YOU MAY REVOKE THIS AGREEMENT BY WRITTEN NOTICE SENT IN ACCORDANCE WITH PARAGRAPH 15 HEREIN, ANY TIME BEFORE THE EXPIRATION OF SEVEN (7) DAYS FOLLOWING EXECUTION OF THIS AGREEMENT.

THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

             17. Acknowledgement. YOU ACKNOWLEDGE THAT SALANT HAS ADVISED YOU TO CONSULT WITH AN ATTORNEY PRIOR
TO THE EXECUTION OF THIS AGREEMENT.  YOU FURTHER ACKNOWLEDGE THAT YOU HAVE HAD
 THE
OPPORTUNITY TO ASK QUESTIONS ABOUT EACH AND EVERY PROVISION OF THIS
AGREEMENT AND THAT YOU FULLY UNDERSTAND THE EFFECT OF THE PROVISIONS CONTAINED HEREIN UPON YOUR LEGAL RIGHTS. SALANT ACKNOWLEDGES THAT YOU HAVE CONSULTED WITH AND BEEN ADVISED BY NIXON, HARGRAVE, DEVANS & DOYLE LLP CONCERNING THIS LETTER AGREEMENT AND WAIVES ANY CONFLICT OF INTEREST THAT MAY ARISE OUT OF OR RELATE TO SUCH REPRESENTATION OF YOU BY NIXON, HARGRAVE, DEVANS & DOYLE LLP.

                                                     Very truly yours,
                                                    SALANT CORPORATION

                                   By:
                                            Todd Kahn
                                       Executive Vice President and
                                             General Counsel


ACCEPTED AND AGREED TO as of _______________, 1997:


MICHAEL A. LUBIN



LUBIN, DELANO & COMPANY:


By:_________________________
      Its

STATE OF ____________,
COUNTY OF

On ______________, 1997, before me personally came Michael A. Lubin to me known, and known to me to be the individual(s) described in, and who executed the foregoing Letter Agreement, and duly acknowledged to me that he executed the same.




STATE OF ____________,
COUNTY OF

On  ______________,  1997,  before me personally came  __________________  to me known and known to me to be the _______________________ of Lubin, Delano & Company, and who executed the foregoing Letter Agreement on behalf of Lubin, Delano & Company, and duly acknowledged to me that he executed the same .